Exhibit 3.1(1)

ARTICLES OF INCORPORATION

OF

COTT BEVERAGES INC.

ARTICLE I

The name of the corporation is COTT BEVERAGES INC.

ARTICLE II

The corporation shall have perpetual duration.

ARTICLE III

These Articles of Incorporation shall be effective as of the 16th day of November, 2013.

ARTICLE IV

The corporation is a corporation for profit and is organized to engage in any lawful business or activity for which corporations may be organized under the Georgia Business Corporation Code.

ARTICLE V

The corporation shall have the authority, acting by its Board of Directors, to issue not more than 300,000,000 shares of capital stock, divided into 100,000,000 shares of Class A common stock with no par value and 200,000,000 shares of Class B common stock with no par value. All shares of stock issued by the corporation shall be shares of Class B common stock unless otherwise designated at issuance by the corporation as shares of Class A common stock. No shares shall be designated as Class A common stock unless the shareholder receiving such shares uses or has used proceeds of debt (or proceeds of a capital contribution that was derived from proceeds of debt) to make such acquisition. In all other respects, the shares of Class A common stock and shares of Class B common stock shall have the same characteristics.

ARTICLE VI

The initial registered agent of the corporation shall be Registered Agent Solutions, Inc. and the initial registered office of the corporation shall be 900 Old Roswell Lakes Parkway, Suite 310, Roswell, Georgia 30076.

ARTICLE VII

The name of the incorporator is Jerry Fowden and the incorporator’s address is 5519 West Idlewild Avenue, Tampa, Florida 33634.

ARTICLE VIII

The initial Board of Directors of the corporation shall consist of two (2) members, whose names and addresses are as follows:

NAME	ADDRESS

Jerry Fowden	5519 West Idlewild Avenue
Tampa, Florida 33634

Jay Wells	5519 West Idlewild Avenue
Tampa, Florida 33634

ARTICLE IX

The mailing address of the initial principal office of the corporation is 5519 W. Idlewild Avenue, Tampa, Florida 33634.

ARTICLE X

In accordance with the applicable provisions of the Georgia Business Corporation Code, any action required or permitted by law to be taken, or permitted to be taken at a shareholders meeting may be taken without a meeting if written consent, describing and setting forth the action taken, shall be signed by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted (provided that action by less than unanimous written consent may not be taken with respect to any election of directors as to which shareholders would be entitled to cumulative voting); such written consent to be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting as above provided and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

ARTICLE XI

A Director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director to the fullest extent permitted by the Business Corporation Code of Georgia as the same now exists or hereafter may be amended.

ARTICLE XII

(a) Terms used in this Article shall have the meanings assigned such terms in Part 5 of Article 8 of the Georgia Business Corporation Code (the “Code”). Whenever in this provisions reference is made to a specific section of the Code, such reference shall be deemed to refer to such section as amended from time to time or any successor provision.

(b) The corporation shall indemnify and advance expenses to its directors to the full extent and under the conditions that a Georgia corporation is permitted, without shareholder approval, to indemnify and advance expenses to its directors under Part 5 of Article 8 of the Code, as amended from time to time, other than the provisions of Section 14-2-856 thereof.

(c) The corporation shall indemnify and advance expenses to its board-elected officers who are not directors (and may, if authorized for a specific proceeding, indemnify and advance expenses to its other employees and agents who are not board-elected officers or directors) to the same extent under the same conditions as to directors. No advancement or reimbursement of expenses to officers, employees or agents in accordance with the foregoing sentence shall be made unless the proposed indemnitee furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in Section 14-2-851(a), and he or she furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification under this Article or Part 5 of Article 8 of the Code.

(d) The Corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under this Article or under Part 5 of Article 8 of the Code.

(e) The right to indemnification and advancement of expenses conferred hereunder to directors and board-elected officers shall be a contract right and shall not be affected adversely to any director or board-elected officer by any amendment of these bylaws with respect to any action or inaction occurring prior to such amendment; provided, however, that this provision shall not confer upon any indemnitee or potential indemnitee (in his or her capacity as such) the right to consent or object to any subsequent amendment of these bylaws.

(f) The rights of a director or officer hereunder shall be in addition to any other rights with respect to indemnification, advancement of expenses or otherwise that he or she may have under contract or the Code or otherwise.

(g) No amendment, modification or rescission of this Article, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein shall be effective as to any director or board-elected officer of the corporation with respect to any action taken or omitted by such person prior to such amendment, modification or rescission.

(h) To the extent that the provisions of this Article are held to be inconsistent with the provisions of Part 5 of Article 8 of the Code, such provisions of the Code shall govern.

(i) In the event that any of the provisions of this Article (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article shall remain enforceable to the fullest extent permitted by law.

ARTICLE XIII

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of

Directors, and any individual Directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such Directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

IN WITNESS WHEREOF, I have hereunto executed these Articles of Incorporation, effective as of the 16th day of November, 2013.

/s/ Jerry Fowden
Jerry Fowden, Incorporator

Page, Scrantom, Sprouse,

Tucker & Ford, P.C.

Post Office Box 1199

Columbus, Georgia 31902-1199